Power of Attorney

I, Bruce W. Wilkinson, reside at 715 Hunters Grove Lane, Houston, Texas  77024.  I appoint Leonard D. Sanchez, Associate General Counsel and Assistant Secretary, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158, Alexis Jenkins, Jr. Corporate Governance Analyst, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158 or Lisa Tillery, Sr. Corporate Governance Analyst, Corporate Headquarters, MS-1275, Albuquerque, New Mexico 87158 to serve as my attorney-in-fact to:
(1) execute for me in my capacity as an Officer of PNM Resources, Inc. ("Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") and the associated rules;
(2) perform for me all acts which may be necessary or desirable to complete and execute Forms 3, 4, and 5, complete and execute any amendments, and timely file the forms with the United States Securities and Exchange Commission and the New York Stock Exchange, or similar authority; or
(3) take any other action related to the powers identified in items (1) and (2), which, in the opinion of the attorney-in-fact, may be legally required or beneficial to me.
   I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act.  This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

                        /s/ Bruce W. Wilkinson
                        Bruce W. Wilkinson

ACKNOWLEDGMENT

State of New Mexico        )
                ) ss.
County of Bernalillo        )

    The foregoing instrument was acknowledged before me this 9th  day of November, 2015, by Bruce W. Wilkinson.

                        /s/ Susan G. Gordon                                            Notary Public
My Commission Expires:
September 12, 2016
Document #3445496